CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Unocal Corporation (the "Company") of our report dated February 14, 2002 relating to the consolidated financial statements and financial statement schedule, which appears in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2001.



/S/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP


Los Angeles, California
December 31, 2002